Exhibit 99.1

For Immediate Release

Isabella Bank Corporation

401 North Main Street

Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:

Mary Olivieri, Community Relations Director

Phone: 989-779-6309 Fax: 989-775-5501

ISBA Announces First Quarter 2012 Earnings

Mt. Pleasant, Michigan, April 27, 2012- Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s net income for first quarter 2012 was $3.23 million, a 39.6% increase over the same period in 2011. The Corporation did a strategic restructuring of its investment securities and borrowings during the first quarter which increased net income by $603,000 or $0.08 per share. The Corporation paid a $0.20 per share cash dividend in the first quarter of 2012. Based on the Corporation’s average stock price of $22.93 for the month of March 2012, the annualized cash dividend yield was 3.5%.

Total assets grew on an annualized basis by a robust 9.4% in the first quarter of 2012, funded primarily by an annualized in-market deposit growth of 12.9%. On March 31, 2012, the Corporation’s total assets were $1.37 billion, and assets under management—which included loans sold and serviced, and assets managed by the Corporation’s Investment and Trust Services Department—were $1.99 billion.

The Corporation’s loan quality remains strong as evidenced by its low percentage of loans classified as “nonperforming.” As of March 31, 2012, the ratio of “nonperforming” loans to total loans for the Corporation was 0.94%. In comparison, the average percentage for all bank holding companies in the Corporation’s peer group was 3.0% as of December 31, 2011 (peer group ratios are not yet available for March 31, 2012). In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 14.5% at March 31, 2012 is considered to be exceptionally sound when compared to the 10.0% ratio required to be considered as adequately capitalized under the Federal Reserve Board’s risk based capital rules.

For further information regarding Isabella Bank Corporation, please visit our website at www.isabellabank.com and click on Investors.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended March 31, 2012, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.